================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             -----------------------

                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 27)

                             -----------------------

                                  LODGIAN, INC.
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)


                                    54021P106
                                 (CUSIP Number)

                         CASUARINA CAYMAN HOLDINGS LTD.
                        1994 WILLIAM J. YUNG FAMILY TRUST
                                   JOSEPH YUNG
                                 WILLIAM J. YUNG
                               207 GRANDVIEW DRIVE
                          FORT MITCHELL, KENTUCKY 41017
                              ATTN: WILLIAM J. YUNG
                            TEL. NO.: (859) 578-1100

                                 WITH A COPY TO:

                           KATZ, TELLER, BRANT & HILD
                        255 EAST FIFTH STREET, SUITE 2400
                             CINCINNATI, OHIO 45202
                            ATTN: JOHN R. GIERL, ESQ.
                            TEL. NO.: (513) 721-4532

                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                             -----------------------

                                OCTOBER 29, 2002
                      (Date of Event which Requires Filing
                               of this Statement)

------------                                 -----------------------------------
54021P106                                                      Page 2 OF 10
------------                                 -----------------------------------

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 1(f) or 1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


================================================================================

------------                                 -----------------------------------
54021P106                                                      Page 3 OF 10
------------                                 -----------------------------------


------------------------ ----------------------------------------------------------------------------------------------------------
1                        NAME OF REPORTING PERSON
                         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                         Joseph Yung, Investment Advisor to the 1994 William J. Yung Family Trust and The
                         1998 William J. Yung and Martha A. Yung Family Trust
------------------------ ----------------------------------------------------------------------------------------------------------
2                        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                (a) [X]
                                                                                                         (b) [ ]

------------------------ ----------------------------------------------------------------------------------------------------------
3                        SEC USE ONLY


------------------------ ----------------------------------------------------------------------------------------------------------
4                        SOURCE OF FUNDS

                                  Not Applicable
------------------------ ----------------------------------------------------------------------------------------------------------
5                        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                                                           [ ]

------------------------ ----------------------------------------------------------------------------------------------------------
6                        CITIZENSHIP OR PLACE OF ORGANIZATION

                                  United States of America
----------------------------- -------- --------------------------------------------------------------------------------------------
                              7        SOLE VOTING POWER
         NUMBER OF
           SHARES                      0
 BENEFICIALLY OWNED BY EACH
         REPORTING
           PERSON
            WITH
----------------------------- -------- --------------------------------------------------------------------------------------------
                              8        SHARED VOTING POWER

                                       0

----------------------------- -------- --------------------------------------------------------------------------------------------
                              9        SOLE DISPOSITIVE POWER

                                       0
----------------------------- -------- --------------------------------------------------------------------------------------------
                              10       SHARED DISPOSITIVE POWER

                                       0
------------------------ ----------------------------------------------------------------------------------------------------------
11                       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         0
------------------------ ----------------------------------------------------------------------------------------------------------
12                       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                                                 [ ]
------------------------ ----------------------------------------------------------------------------------------------------------
13                       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         0%
------------------------ ----------------------------------------------------------------------------------------------------------
14                       TYPE OF REPORTING PERSON
                         IN
------------------------ ----------------------------------------------------------------------------------------------------------

------------                                 -----------------------------------
54021P106                                                      Page 4 OF 10
------------                                 -----------------------------------


------------------------ ----------------------------------------------------------------------------------------------------------
1                        NAME OF REPORTING PERSON
                         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                         William J. Yung
------------------------ ----------------------------------------------------------------------------------------------------------
2                        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                (a) [X]
                                                                                                         (b) [ ]

------------------------ ----------------------------------------------------------------------------------------------------------
3                        SEC USE ONLY


------------------------ ----------------------------------------------------------------------------------------------------------
4                        SOURCE OF FUNDS

                                  Not Applicable
------------------------ ----------------------------------------------------------------------------------------------------------
5                        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                                                           [ ]

------------------------ ----------------------------------------------------------------------------------------------------------
6                        CITIZENSHIP OR PLACE OF ORGANIZATION

                                  United States of America
----------------------------- -------- --------------------------------------------------------------------------------------------
         NUMBER OF            7        SOLE VOTING POWER
           SHARES
 BENEFICIALLY OWNED BY EACH            0
         REPORTING
           PERSON
            WITH
----------------------------- -------- --------------------------------------------------------------------------------------------
                              8        SHARED VOTING POWER

                                       3,157,050

----------------------------- -------- --------------------------------------------------------------------------------------------
                              9        SOLE DISPOSITIVE POWER

                                       0
----------------------------- -------- --------------------------------------------------------------------------------------------
                              10       SHARED DISPOSITIVE POWER

                                       3,157,050
------------------------ ----------------------------------------------------------------------------------------------------------
11                       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         3,157,050
------------------------ ----------------------------------------------------------------------------------------------------------
12                       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                                                           [ ]
------------------------ ----------------------------------------------------------------------------------------------------------
13                       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         11.22%
------------------------ ----------------------------------------------------------------------------------------------------------
14                       TYPE OF REPORTING PERSON
                         IN
------------------------ ----------------------------------------------------------------------------------------------------------

------------                                 -----------------------------------
54021P106                                                      Page 5 OF 10
------------                                 -----------------------------------


------------------------ ----------------------------------------------------------------------------------------------------------
1                        NAME OF REPORTING PERSON
                         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                         1994 William J. Yung Family Trust
------------------------ ----------------------------------------------------------------------------------------------------------
2                        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                                (a) [X]
                                                                                                         (b) [ ]

------------------------ ----------------------------------------------------------------------------------------------------------
3                        SEC USE ONLY


------------------------ ----------------------------------------------------------------------------------------------------------
4                        SOURCE OF FUNDS

                                  Not Applicable
------------------------ ----------------------------------------------------------------------------------------------------------
5                        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
                                                                                                         [ ]

------------------------ ----------------------------------------------------------------------------------------------------------
6                        CITIZENSHIP OR PLACE OF ORGANIZATION

                                  Ohio
------------------------ ----------------------------------------------------------------------------------------------------------
         NUMBER OF            7        SOLE VOTING POWER
           SHARES
 BENEFICIALLY OWNED BY EACH            3,157,050
         REPORTING
           PERSON
            WITH
----------------------------- -------- --------------------------------------------------------------------------------------------
                              8        SHARED VOTING POWER

                                       0

----------------------------- -------- --------------------------------------------------------------------------------------------
                              9        SOLE DISPOSITIVE POWER

                                       3,157,050
----------------------------- -------- --------------------------------------------------------------------------------------------
                              10       SHARED DISPOSITIVE POWER

                                       0
------------------------ ----------------------------------------------------------------------------------------------------------
11                       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         3,157,050
------------------------ ----------------------------------------------------------------------------------------------------------
12                       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                                                         [ ]
------------------------ ----------------------------------------------------------------------------------------------------------
13                       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         11.22%
------------------------ ----------------------------------------------------------------------------------------------------------
14                       TYPE OF REPORTING PERSON
                         OO
------------------------ ----------------------------------------------------------------------------------------------------------

------------                                 -----------------------------------
54021P106                                                      Page 6 OF 10
------------                                 -----------------------------------

         Casuarina Cayman Holdings Ltd. ("Casuarina"), the 1994 William J. Yung Family Trust (the "1994 Trust"), William J. Yung and Joseph Yung, (collectively, the "Reporting Persons") hereby amend the report on Schedule 13D filed by certain of the Reporting Persons on October 19, 1999, as amended by Amendment No. 1 filed on November 12, 1999, as amended by Amendment No. 2 filed on November 16, 1999, as amended by Amendment No. 3 filed on November 22, 1999, as amended by Amendment No. 4 filed on December 29, 1999, as amended by Amendment No. 5, filed on January 18, 2000, as amended by Amendment No. 6 filed on April 7, 2000, as amended by Amendment No. 7 filed on April 18, 2000, as amended by Amendment No. 8 filed on May 4, 2000, as amended by Amendment No. 9 filed on May 30, 2000, as amended by Amendment No. 10 filed on July 14, 2000, as amended by Amendment No. 11 filed on July 19, 2000, as amended by Amendment No. 12 filed on July 20, 2000, as amended by Amendment No. 13 filed on August 22, 2000, as amended by Amendment No. 14 on August 31, 2000, as amended by Amendment No. 15 filed on September 8, 2000, as amended by Amendment No. 16 filed on September 18, 2000, as amended by Amendment No. 17 filed on October 5, 2000, as amended by Amendment No. 18 filed on October 17, 2000, as amended by Amendment No. 19 filed on October 25, 2000, as amended by Amendment No. 20 filed on December 10, 2000, as amended by Amendment No. 21 filed on December 27, 2000, as amended by Amendment No. 22 filed on March 1, 2001, as amended by Amendment No. 23 filed on March 15, 2001, as amended by Amendment No. 24 filed on May 8, 2001, as amended by Amendment No. 25 filed on October 12, 2001 and as amended by Amendment No. 26 filed on August 29, 2002 (the "Schedule 13D"), in respect of the common stock, par value $.01 per share, of Lodgian, Inc., a Delaware corporation ("Lodgian"), as set forth below.

ITEM     4. INTEREST IN SECURITIES OF THE ISSUER.

         The information below supplements the information previously reported in Item 4.

         Effective October 29, 2002, all 1,593,700 shares beneficially held by Casuarina were transferred to the 1994 Trust (a Reporting Person). Accordingly, Casuarina is no longer a Reporting Person.

------------                                 -----------------------------------
54021P106                                                      Page 7 OF 10
------------                                 -----------------------------------


                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  November 7, 2002

                                CASUARINA CAYMAN HOLDINGS LTD.


                                By:   /s/ William J. Yung
                                     ------------------------------------------
                                         Name: William J. Yung
                                         Title:  President


                                1994 WILLIAM J. YUNG FAMILY TRUST


                                By:  U.S. Bank, N.A.,
                                       as trustee


                                By:   /s/ Scott R. Swan
                                     ------------------------------------------
                                         Name: Scott R. Swan
                                         Title:  Trust Officer


                                         /s/ JOSEPH YUNG
                                     --------------------------------------
                                          JOSEPH YUNG

                                         /s/ WILLIAM J. YUNG
                                     --------------------------------------
                                          WILLIAM J. YUNG

------------                                 -----------------------------------
54021P106                                                      Page 8 OF 10
------------                                 -----------------------------------

                                  Exhibit Index
                                  -------------

      Exhibit     Description
      -------     -----------

         1. Engagement Letter between Casuarina Cayman Holdings Ltd. and Greenhill & Co., LLC, dated November 10, 1999.(1)

         2. Letter to Lodgian, Inc. from Casuarina Cayman Holdings Ltd., dated November 16, 1999.(2)

         3. Letter to Casuarina Cayman Holdings Ltd. From Lodgian, Inc., dated November 19, 1999.(3)

         4. Letter to Lodgian, Inc. from Casuarina Cayman Holdings Ltd., dated November 22, 1999.(3)

         5. Joint Filing Agreement, dated November 22, 1999, among Casuarina Cayman Holdings Ltd., the 1994 William J. Yung Family Trust, Joseph Yung and William J. Yung.(3)

         6. Joint Filing Agreement, dated December 29, 1999, among Edgecliff Holdings, LLC, Casuarina Cayman Holdings Ltd., Edgecliff Management, LLC, 1994 William J. Yung Family Trust, Joseph Yung, William J. Yung and The 1998 William J. Yung and Martha A. Yung Family Trust.(4)

         7. Letter to Lodgian, Inc. from Casuarina Cayman Holdings Ltd., dated January 18, 2000.(5)

         8. Joint Filing Agreement, dated January 18, 2000, among Edgecliff Holdings, LLC, Casuarina Cayman Holdings Ltd., Edgecliff Management, LLC, 1994 William J. Yung Family Trust, Joseph Yung, William J. Yung and The 1998 William J. Yung and Martha A. Yung Family Trust.(5)


--------
(1)    Filed as an Exhibit to Amendment No. 1 to the Schedule 13D.

(2)    Filed as an Exhibit to Amendment No. 2 to the Schedule 13D.

(3)    Filed as an Exhibit to Amendment No. 3 to the Schedule 13D.

(4)    Filed as an Exhibit to Amendment No. 4 to the Schedule 13D.

(5)    Filed as an Exhibit to Amendment No. 5 to the Schedule 13D.

------------                                 -----------------------------------
54021P106                                                      Page 9 OF 10
------------                                 -----------------------------------


         9.       Complaint, dated April 7, 2000.(6)

         10.      Motion, dated April 7, 2000.(6)

         11. Joint Filing Agreement, dated April 7, 2000, among Edgecliff Holdings, LLC, Casuarina Cayman Holdings Ltd., Edgecliff Management, LLC, 1994 William J. Yung Family Trust, Joseph Yung, William J. Yung and The 1998 William J. Yung and Martha
                  A. Yung Family Trust.(6)

         12. Notice of Edgecliff Holdings, LLC to Lodgian, Inc., dated April 18, 2000.(7)

         13. Preliminary Proxy Statement of Edgecliff Holdings, LLC filed with the Securities and Exchange Commission on April 18, 2000.(7)

         14. Stockholder Request Letter to Lodgian, Inc. from Edgecliff Holdings, LLC, dated April 18, 2000.(7)

         15. Amendment No. 1 to Preliminary Proxy Statement of Edgecliff Holdings, LLC filed with the Securities and Exchange Commission on May 4, 2000.(8)

         16. Letter to Lodgian, Inc. from Casuarina Cayman Holdings Ltd., dated July 13, 2000.(9)

         17.      Press Release issued by Lodgian, Inc., dated July 17,
                  2000.(10)

         18. Letter to Lodgian, Inc. from Casuarina Cayman Holdings Ltd., dated July 17, 2000.(10)

         19.      Complaint, dated July 19, 2000.(11)

         20.      Motion, dated July 19, 2000.(11)

         21.      Lodgian Complaint, dated August 16, 2000.(12)

         22. Definitive Proxy Statement of Edgecliff Holdings, LLC filed with the Securities and Exchange Commission on August 31, 2000.(13)

         23.      Press Release, dated August 31, 2000.(13)


----------
(6)    Filed as an Exhibit to Amendment No. 6 to the Schedule 13D.

(7)    Filed as an Exhibit to Amendment No. 7 to the Schedule 13D.

(8)    Filed as an Exhibit to Amendment No. 8 to the Schedule 13D.

(9)    Filed as an Exhibit to Amendment No. 10 to the Schedule 13D.

(10)   Filed as an Exhibit to Amendment No. 11 to the Schedule 13D.

(11)   Filed as an Exhibit to Amendment No. 12 to the Schedule 13D.

(12)   Filed as an Exhibit to Amendment No. 13 to the Schedule 13D.

(13)   Filed as an Exhibit to Amendment No. 14 to the Schedule 13D.

------------                                 -----------------------------------
54021P106                                                      Page 10 OF 10
------------                                 -----------------------------------

         24.      Motion to Dismiss, dated September 7, 2000.(14)

         25.      Additional Soliciting Material.(15)

         26.      Additional Soliciting Material.(15)

         27.      Press Release, dated October 3, 2000.(16)

         28.      Additional Soliciting Material.(16)

         29.      DLJ Agreement.(17)

         30.      Lehman Agreement.(17)

         31.      Letter, dated October 16, 2000.(17)

         32.      Confidentiality Agreement.(18)

         33.      Letter, dated December 10, 2000.(19)

         34.      Exclusivity Agreement, dated as of December 26, 2000(20)

         35.      Standstill Agreement, dated as of May 7, 2001.(21)



----------

14   Filed as an Exhibit to Amendment No. 15 to the Schedule 13D.

15   Filed as an Exhibit to Amendment No. 16 to the Schedule 13D.

16   Filed as an Exhibit to Amendment No. 17 to the Schedule 13D.

17   Filed as an Exhibit to Amendment No. 18 to the Schedule 13D.

18   Filed as an Exhibit to Amendment No. 19 to the Schedule 13D.

19   Filed as an Exhibit to Amendment No. 20 to the Schedule 13D.

20   Filed as an Exhibit to Amendment No. 21 to the Schedule 13D.

21   Filed as an Exhibit to Amendment No. 24 to the Schedule 13D.